Exhibit 99.01

Contact:	Frederick Driscoll
Chief Financial Officer
650-562-1477
Genelabs Technologies, Inc. Receives Notification from NASDAQ Regarding Non-Compliance with NASDAQ’s Minimum Closing Bid Price Rule
REDWOOD CITY, Calif. — April 24, 2008 — Genelabs Technologies, Inc. (Nasdaq:GNLB), announced today that on April 22, 2008, it received a letter from the NASDAQ Stock Market’s Listing Qualifications Department providing notification that, for the last 30 consecutive business days, the bid price of the company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 4310(c)(4).
The notification has no immediate effect on the listing of Genelabs’ common stock on the NASDAQ Capital Market. The company’s common stock continues to trade on the NASDAQ Capital Market under the symbol GNLB.
The notification letter states that Genelabs has 180 calendar days, or until October 20, 2008, to regain compliance with the minimum closing bid price requirement. If at any time before October 20, 2008, the bid price of Genelabs stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the company has achieved compliance with NASDAQ Marketplace Rule 4310(c)(8)(D).
If compliance with the minimum bid requirement cannot be demonstrated by October 20, 2008, the Nasdaq Capital Market will determine whether Genelabs meets the other initial listing criteria as set forth in Marketplace Rule 4310(c). If Genelabs meets the other initial listing criteria, it will be notified that it has been granted an additional 180 calendar day compliance period. If the company is not eligible for an additional compliance period, the Nasdaq Capital Market will provide written notification that the company’s securities will be delisted.
About Genelabs Technologies
Genelabs is a biopharmaceutical company focused on the discovery and development of novel compounds for infectious diseases. In addition to a late-stage vaccine candidate for hepatitis E virus partnered with GlaxoSmithKline, the company is advancing multiple partnered and proprietary compounds designed to selectively inhibit replication of the hepatitis C virus. For more information, please visit www.genelabs.com.

Forward Looking Statements
Statements in this press release about whether or when NASDAQ will provide notice that the company has achieved compliance with NASDAQ Marketplace rules, or grant an additional extension, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks related to: events or developments affecting the company’s share price; the company’s potential inability to maintain compliance with other listing requirements between now and October 20, 2008; the risk that NASDAQ exercises its discretion to require that the company maintain a bid price of at least $1.00 per share for a period in excess of 10 days; and other important risks relating to the company’s business, prospects, financial condition and results of operations that are discussed in the Section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the SEC.
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